Exhibit (a)(1)(K)

Form of Email Communication to Eligible Employees

We are conducting four informational sessions, in Livermore, on the stock option exchange in which you are eligible to participate.  Attendance is optional and intended to give employees an opportunity to understand how the exchange works and how you make your election to participate or not. Each session will take place in the Austen conference room and should last for approximately 30-45 minutes.  Below is a schedule of planned meetings:

Tuesday, September 21st

12:30 p.m.

6:00 p.m.

Wednesday, September 22nd

12:30 p.m.

6:00 p.m.

We look forward to seeing you there.